     As filed with the Securities and Exchange Commission on March 23, 1995
                                                            Registration No. 33-

================================================================================

                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                               _________________

                                    FORM S-8
                             REGISTRATION STATEMENT
                                     UNDER
                           THE SECURITIES ACT OF 1933

                                ________________

                           COMMUNICATION CABLE, INC.
             (Exact Name of Registrant as Specified in Its Charter)

           NORTH CAROLINA                                  56-1433144
    (State or Other Jurisdiction                       (I.R.S. Employer
of Incorporation or Organization)                      Identification No.)

      P.O. BOX 1757, 1378 CHARLESTON DRIVE, SANFORD, NORTH CAROLINA 27331
                    (Address of Principal Executive Offices)


             COMMUNICATION CABLE, INC. INCENTIVE STOCK OPTION PLAN
                                      AND
             COMMUNICATION CABLE, INC. DIRECTORS STOCK OPTION PLAN
                                      AND
       COMMUNICATION CABLE, INC. 1995 OUTSIDE DIRECTORS STOCK OPTION PLAN
                           (Full Title of the Plans)


                                ________________


              JAMES R. FORE                                COPY TO:
                PRESIDENT
      COMMUNICATION CABLE, INC.                     M. HILL JEFFRIES, ESQ.
         1378 CHARLESTON DRIVE                     LONG, ALDRIDGE & NORMAN
    SANFORD, NORTH CAROLINA 27331              SUITE 5300, ONE PEACHTREE CENTER
(Name and Address of Agent For Service)            ATLANTA, GEORGIA 30308
             (919) 775-7775                            (404) 527-4000
(Telephone Number, Including Area Code,
         of Agent For Service)

                        CALCULATION OF REGISTRATION FEE


                                                   Proposed              Proposed
       Title of                                     Maximum               Maximum
      Securities              Amount               Offering              Aggregate             Amount of
         to be                 to be               Price Per             Offering            Registration
      Registered          Registered (1)           Share (2)             Price (2)              Fee (2)
  =======================================================================================================
   Common Stock,
  $1.00 par value
  per share

  Incentive
  Stock Option Plan            204,419                                 $1,622,397.70           $  559.40

                               573,054              $8.625              4,942,590.70            1,704.21
  Directors
  Stock Option Plan             77,640                                    573,805.37              197.85

  1995 Outside
  Directors Stock
  Option Plan                   24,000                                    209,100.00               72.09

                               176,000               8.625              1,518,000.00              523.41
                             ---------              ------             -------------           ---------
  TOTAL:                     1,055,113                                 $8,865,893.77           $3,056.96
                             =========              ======             =============           =========


(1) (a) The shares of Common Stock being registered represent pursuant to the Communication Cable, Inc. Incentive Stock Option Plan, (i) 204,419 shares of Common Stock that may be acquired pursuant to the exercise of outstanding options and (ii) 573,054 shares of Common Stock that may be acquired pursuant to options available for grant in the future,
         (b) pursuant to the Communication Cable, Inc. Directors Stock Option Plan, 77,640 shares of Common Stock that may be acquired pursuant to the exercise of outstanding options, and (c) pursuant to the Communication Cable, Inc. 1995 Outside Directors Stock Option Plan,
         (i) 24,000 shares of Common Stock that may be acquired pursuant to the exercise of outstanding options and (ii) 176,000 shares of Common Stock that may be acquired pursuant to options available for grant in the future. An undetermined number of additional shares may be issued, or the shares registered hereunder may be combined into an undetermined lesser number of shares, if the antidilution provisions of the respective plans become operative.

(2) The offering prices of the shares subject to currently outstanding options are the applicable option exercise prices for each currently outstanding option, determined as set forth below. The offering price of the shares which may be acquired pursuant to options available for grant in the future under the respective plans is not presently determinable. The offering price for such shares is estimated pursuant to Rule 457 (c) and (h) solely for the purpose of calculating the registration fee and is based upon the average of the high and low prices of the Registrant's Common Stock on March 17, 1995 as reported in the consolidated reporting system.

Incentive Stock Option Plan:


         Outstanding        Option Exercise          Proposed Maximum          Amount of
           Options          Price Per Share          Offering Price            Registration Fee
         -----------        ---------------          ----------------          ----------------

              375               $1.83                    $686.25                    $.24

            1,500                2.25                   3,375.00                    1.16

            4,498                2.57                  11,559.86                    3.99

            9,748                4.77                  46,497.96                   16.03

            4,498                4.84                  21,770.32                    7.51

           74,663                6.67                 498,002.21                  171.71

           17,003                7.56                 128,542.68                   44.32

            4,623                8.33                  38,509.59                   13.28

           27,740                9.99                 277,122.60                   95.55

           12,960               11.71                 151,761.60                   52.33

            2,311               12.33                  28,494.63                    9.82

           44,500                9.35                 416,075.00                  143.46

          -------                                  -------------                 -------
 Total    204,419                                  $1,622,397.70                 $559.40
          =======                                  =============                 =======


Directors Stock Option Plan:


                  Outstanding                Option Exercise         Proposed Maximum                Amount of
                   Options                   Price Per Share          Offering Price              Registration Fee
                  -----------                ---------------         -----------------            ----------------
                    52,643                       $6.67                 351,128.81                      121.07
                    11,129                        7.56                  84,135.24                       29.01
                    13,868                        9.99                 138,541.32                       47.77
                    ------                                            -----------                     -------
 Total              77,640                                            $573,805.37                     $197.85
                    ======                                            ===========                     =======


1995 Outside Directors Stock Option Plan:


                  Outstanding                Option Exercise        Proposed Maximum                 Amount of
                   Options                   Price Per Share         Offering Price               Registration Fee
                  -----------                ---------------        -----------------             ----------------
                    18,000                       $8.50                 153,000.00                      $52.75
                     6,000                        9.35                  56,100.00                       19.34
                    ------                                            -----------                     -------
 Total              24,000                                            $209,100.00                     $ 72.09
                    ======                                            ===========                     =======

                                    PART II

               INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

ITEM 3.  INCORPORATION OF DOCUMENTS BY REFERENCE.

         The following documents heretofore filed by Communication Cable, Inc. (the "Company") or the "Registrant") with the Securities and Exchange Commission (the "Commission") hereby are incorporated herein by reference as of their respective dates:

         (1) The Company's Annual Report on Form 10-K for the fiscal year ended October 31, 1994;

         (2) The Company's Quarterly Report on Form 10-Q for the quarter ended January 31, 1995;

         (3) The description of the Company's Common Stock, $1.00 par value per share, as contained in the Company's Registration Statement on Form 8-A (File 0-15555) as declared effective by the Commission on April 7, 1987.

         In addition, all reports and documents subsequently filed by the Company pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934, as amended (the "1934 Act"), subsequent to the date hereof and prior to the filing of a post-effective amendment which indicates that all securities offered hereby have been sold or which deregisters all securities then remaining unsold shall be deemed to be incorporated by reference and made a part hereof from the date of the filing of such documents.

ITEM 6.  INDEMNIFICATION OF DIRECTORS AND OFFICERS.

         Sections 55-8-50 to 55-8-58, inclusive, of the North Carolina Business Corporation Act, adopted on July 1, 1990 (the "North Carolina Act"), govern the indemnification of directors, officers, employees and agents. Section 55-8-51 of the North Carolina Act provides for indemnification of a director of the Company for liability incurred by him in connection with any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (including civil actions brought as derivative actions by or in the right of the Company) in which he may become involved by reason of being a director of the Company. Section 55-8-51 also provides such indemnity for directors who, at the request of the Company, act as directors, officers, partners, trustees, employees or agents of another foreign or domestic corporation, partnership, joint venture, trust, employee benefit plan or another enterprise. The Section permits indemnification if the director conducted himself in good faith and reasonably believed that his conduct was in or not opposed to the best interest of the Company and, in addition, in criminal proceedings, if he had no reasonable cause to believe his conduct was unlawful. If the required standard of conduct is met, indemnification may include judgments, settlements, penalties, fines or reasonable expenses (including attorneys' fees) incurred with respect to a proceeding. However, the Company is not permitted to indemnify a director if the director is adjudged liable to the Company in a derivative action or on the basis that personal benefit was improperly received by him unless so ordered by a court in view of all the relevant circumstances, and if the director was adjudged so liable, the director will only be entitled to such indemnification for reasonable expenses as a court finds to be proper in accordance with the provisions of Section 55-8-54.

         Section 55-8-52 of the North Carolina Act provides that directors who are wholly successful with respect to any claim brought against them, which claim is brought because they are or were directors of the Company, are entitled to indemnification against reasonable expenses as of right. Conversely, if the charges made in any action are sustained, the determination of whether the required standard of conduct has been met will be made, in accordance with the provisions of Section 55-8-55 of the North Carolina Act, as follows: (i) by the majority vote of a quorum of the members of the board of directors who are not parties to the proceeding, (ii) if a quorum of such disinterested directors cannot be obtained, by a committee thereof duly designated by the board of directors, consisting of two or more disinterested directors, (iii) by special legal counsel appointed by the directors, or (iv) by the shareholders, but in such event, any shares owned by or voted under the control of directors who are parties to the proceeding may not be voted.

         Section 55-8-56 of the North Carolina Act provides that an officer of the Company (but not an employee or agent generally) who is not a director has the mandatory right of indemnification granted to directors under Section 55-8-52, and may apply for court-ordered indemnification as may a director under Section 55-8-54, as described above. In addition, the Company may, to the extent provided by its Articles of Incorporation, By-Laws, general or specific actions by its Board of Directors, or by contract, indemnify and advance expenses to an officer, employee or agent who is not a director to the extent that such indemnification is consistent with public policy.

         The provisions of Section 4 of Article VIII of the Company's By-Laws provide that the directors, officers, employees and agents of the Company are entitled to be indemnified by the Company to the full extent permitted by the North Carolina Act as outlined above. In addition, as authorized by Section 55-8-56 of the North Carolina Act, the Board of Directors has authorized the Company to enter into indemnification agreements with each of its officers who is not a director to provide each such officer indemnification rights equal to those permitted for directors of the Company pursuant to the provisions of the North Carolina Act outlined above.

         ITEM 8. EXHIBITS.

Exhibit
Number                            Description
- ------                            -----------
 5                                Opinion of McDaniel & Anderson, L.L.P.

23(a)                             Consent of KPMG Peat Marwick LLP

23(b)                             Consent of McDaniel & Anderson, L.L.P. (included in Exhibit 5)

24                                Powers of Attorney


ITEM 9.  UNDERTAKINGS.

         A.      RULE 415 OFFERING.

         The undersigned Registrant hereby undertakes:

         (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement to include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

         (2) That, for purposes of determining any liability under the Securities Act of 1933, as amended (the "1933 Act"), each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

         (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

         B.      SUBSEQUENT DOCUMENTS INCORPORATED BY REFERENCE.

         The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the 1933 Act, each filing of the Registrant's annual report pursuant to Section 13(a) or 15(d) of the 1934 Act that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

         C.      INDEMNIFICATION OF OFFICERS, DIRECTORS AND CONTROLLING PERSONS.

         Insofar as indemnification for liabilities arising under the 1933 Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the provisions described under Item 6 above, or otherwise, the Registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the 1933 Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the 1933 Act and will be governed by the final adjudication of such issue.

                                   SIGNATURES

         Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Sanford, State of North Carolina, on this 13th day of March 1995.

                                       COMMUNICATION CABLE, INC.



                                        By: /s/ James R. Fore
                                           ------------------
                                                James R. Fore
                                                President

         Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities indicated as of March 13, 1995.

Signatures                                        Title
- ----------                                        -----
/s/ James R. Fore                                 President and Chairman of the Board of Directors
- ---------------------------                       (Principal Executive Officer)
James R. Fore


/s/ William B. Cooper                             Vice President of Finance, Secretary-Treasurer and
- -------------------------                         Director (Principal Financial and Accounting
William B. Cooper                                 Officer)



/s/ John L. Bitter, Jr.                           Director
- ----------------------------
John L. Bitter, Jr.



/s/ George J. Falconero                           Director
- --------------------------
George J. Falconero



/s/ Benjamin Greene                               Director
- -------------------------
Benjamin Greene



/s/ Charles L. Wellard                            Director
- -------------------------
Charles L. Wellard


*By:  ___________________________________________
         James R. Fore
         As Attorney-in-Fact

                                 EXHIBIT INDEX

EXHIBIT                   DESCRIPTION                                                                             PAGE NO.
- -------                   -----------                                                                             --------
 5                        Opinion of McDaniel & Anderson, L.L.P.

23(a)                     Consent of KPMG Peat Marwick LLP

23(b)                     Consent of McDaniel & Anderson, L.L.P. (included in Exhibit 5)

24                        Powers of Attorney